Exhibit 16.1

Chang G. Park, CPA, Ph.D.
▪ 2667 CAMINO DEL RIO SOUTH SUITE 1-A ▪ SAN DIEGO ▪ CALIFORNIA 92108-3707 ▪
▪TELEPHONE (858) 722-5953 ▪ FAX (858) 761-0341 ▪ FAX (858) 764-5480 ▪
▪ E-MAIL changpark@gmail.com▪

June 5, 2008

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Dear Madams or Sirs:

I have read Item 4.01 on Form 8-K June 5, 2008, of Laurier International, Inc. and am in agreement with the statements made with respect to information provided regarding Chang G. Park, CPA Ph.D. We have no basis to agree or disagree with other statements of the registrant contained therein.

Regards,

/s/ Chang Park
Chang G. Park, CPA, Ph.D.